Exhibit 99.2

Consent of Suying Liu to be Named as a Director Nominee

In connection with the filing by AUM Biosciences Limited of the Registration Statement on Form F-4 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of AUM Biosciences Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 10, 2023	/s/ Suying Liu
Suying Liu